Exhibit 99.1

Enduro Royalty Trust Announces Monthly Cash Distribution

AUSTIN, Texas—(BUSINESS WIRE)—January 19, 2016

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.029839 per unit, payable on February 12, 2016 to unitholders of record on January 29, 2016. The distribution primarily represents oil production during the month of October 2015 and natural gas production during September 2015.

The following table displays underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	70,104	2,261	415,239	13,841	$45.03	$2.33
Prior Month	70,206	2,340	406,853	13,124	$44.37	$2.44

Oil and natural gas cash receipts for the properties underlying the Trust were consistent with the prior month calculation, totaling $3.2 million and $1.0 million, respectively.

Total direct operating expenses, including lease operating expenses (“LOE”), production and ad valorem taxes, and gathering and transportation expenses, totaled $2.8 million, an increase of $0.2 million from the prior month. For the current distribution period, capital expenditures were minimal and amounted to $11,000. Total direct operating expenses and capital expenditures relate to expenses incurred during November 2015.

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors.  Future distributions are expected to be made on a monthly basis.  For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expected expenses, including capital expenditures. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. The amount of such cash received or expected to be received is significantly affected by prevailing commodity prices. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 12, 2015. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555